Exhibit 99.1

NEWS

For immediate release

Contact:	At AAR:	At Sequa:
	Chris Mason	Linda Kyriakou
	Director of Corporate Communications	VP, Corporate Communications
	(630) 227-2062	(212) 986-5500
E-mail address: chris.mason@aarcorp.com
Web address: www.aarcorp.com

AAR ANNOUNCES SALE OF ENGINE COMPONENT REPAIR BUSINESS

WOOD DALE, ILLINOIS, (February 18, 2005) — AAR (NYSE: AIR) today announced the sale of its Engine Component Repair business unit to Chromalloy Gas Turbine Corporation, a unit of Sequa Corporation (NYSE: SQAA). AAR will record an after-tax charge of approximately $2.1 million associated with the sale in its fiscal third quarter ending February 28, 2005.

As part of the transaction, AAR will enter into a multi-year parts supply agreement with Chromalloy. It will also acquire certain assets from Chromalloy’s inventory and receive cash consideration of $7.7 million. During fiscal year 2004, revenues from the sold unit were under $10 million representing less than 1.5% of AAR’s annual sales.

Timothy J. Romenesko, Vice President and CFO of AAR, said “This transaction provides an opportunistic exit from an underperforming business.  We will generate cash, improve our earnings going forward and benefit from a long-term parts supply agreement for our Aviation Supply Chain Management business.”

Chris Richardson, President and COO of Chromalloy Aircraft Engine Services, said “We expect that the combination of our existing Chromalloy repair operation in Wallingford, CT with the AAR unit added through this transaction will provide important economies of scale and lead to enhanced service to our aerospace customers.”

AAR expects the transaction to positively impact earnings beginning in its fiscal 2005 fourth quarter.

AAR is a leading provider of products and value-added services to the worldwide aviation/aerospace industry. Products and services include customized inventory management and logistics programs; maintenance, repair and overhaul of aircraft, aircraft components and engine components; engine and aircraft sales and leasing; and the manufacture of cargo systems, composite structures and mobility

One AAR Place • 1100 N. Wood Dale Road • Wood Dale, Illinois 60191 USA • 1-630-227-2000 Fax 1-630-227-2101

systems. Headquartered in Wood Dale, Illinois, AAR serves commercial and government aircraft fleet operators, original equipment manufacturers and independent service customers throughout the world. Further information can be found at www.aarcorp.com.

Chromalloy Gas Turbine, based in San Antonio, TX, provides the airline industry with a broad range of aftermarket services. The largest operating unit of Sequa Corporation, Chromalloy is the world’s leading independent supplier of advanced repairs and services to critical parts for commercial jet engines.  Sequa’s other major operations serve the automotive industry, the building products industry, the international specialty chemicals market, and the graphic arts and emission control industries. For additional information, visit the company’s website at www.sequa.com.

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This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 7, entitled “Factors Which May Affect Future Results”, included in the Company’s May 31, 2004 Form 10-K. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.  These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.

AAR and the AAR logo are trademarks or registered trademarks of AAR CORP. in the United States and other countries. Any other trademarks are the property of their respective owners.